TerrAscend Reports First Quarter 2025 Financial Results

Net Revenue of $71 million

Gross Profit Margin of 51.8%, up 160 basis points from 50.2% in the fourth quarter of 2024

Net Cash provided by operations of $8.0 million and Free Cash Flow¹ of $5.5 million

11th consecutive quarter of positive Cash Flow from operations and 7th consecutive quarter of positive Free Cash Flow¹

Subsequent to quarter end, closed on acquisition of a dispensary in Ohio and signed definitive agreement to acquire a dispensary in New Jersey

TORONTO, May 8, 2025 - TerrAscend Corp. ("TerrAscend" or the "Company") (TSX: TSND) (OTCQX: TSNDF), a leading North American cannabis company, today reported its financial results for the first quarter ended March 31, 2025. All amounts are expressed in U.S. dollars and are prepared under U.S. Generally Accepted Accounting Principles (GAAP), unless indicated otherwise.

First Quarter 2025 Financial Highlights

•
Net Revenue was $71.0 million, compared to $74.4 million in Q4 2024, reflecting a 4.5% seasonal decline.
•
Gross Profit Margin was 51.8%, up 160 basis points compared to 50.2% in Q4 2024.
•
GAAP Net Loss was $12.3 million, compared to a net loss of $30.2 million in Q4 2024.
•
EBITDA¹ was $12.4 million, compared to an EBITDA loss of $30.6 million in Q4 2024.
•
Adjusted EBITDA¹ was $15.3 million, compared to $15.1 million in Q4 2024.
•
Adjusted EBITDA Margin¹ was 21.6%, compared to 20.3% in Q4 2024.
•
Net Cash Provided by Operating Activities was $8.0 million, compared to $9.7 million in Q4 2024.
•
Free Cash Flow¹ was $5.5 million, compared to $5.0 million in Q4 2024.

"Despite a challenging industry environment, revenue performed in line with our guidance, while gross margin and EBITDA margin outperformed our expectations during the first quarter of 2025. Revenue totaled $71 million, a sequential decline of 4.5%, primarily due to seasonality, while gross profit margin increased to 51.8% and Adjusted EBITDA margin improved to 21.6%. These results were driven by strong revenue growth and margin expansion in Maryland, along with our continued leadership in the New Jersey market. General & Administrative expenses declined by an additional $1.6 million in Q1, following a $3.6 million reduction in Q4 2024, as part of our ongoing G&A reduction program aimed at achieving $10 million in year-over-year savings for 2025,” stated Jason Wild, Executive Chairman of TerrAscend. “Following the end of the quarter, we completed the acquisition of a dispensary in Ohio, expanding our footprint to six U.S. states. We also announced a definitive agreement to acquire a fourth dispensary in New Jersey, pending regulatory approval. Our continued accomplishments, including our eleventh consecutive quarter of positive operating cash flow and seventh consecutive quarter of positive free cash flow, reflect the strength of our business. Combined with a robust balance sheet, over $150 million in owned real estate, minimal leaseback obligations, and no significant debt maturities until late 2028, we are well-positioned to drive further operational efficiencies, grow our core business, and strategically pursue additional acquisitions at increasingly attractive valuations.”

Financial Summary Q1 2025 and Comparative Periods

(in millions of U.S. Dollars)	Q1 2025	Q4 2024
Revenue, net	71.0	74.4
Quarter-over-Quarter (decrease) increase	-4.5%	0.2%

Gross profit	36.8	37.3
Gross profit margin	51.8%	50.2%

General & Administrative expenses	26.4	28.0
Share-based compensation expense (included in G&A expenses above)	1.5	2.0
G&A as a % of revenue, net	37.2%	37.6%

Net loss	(12.3)	(30.2)

EBITDA[1]	12.4	(30.6)

Adjusted EBITDA[1]	15.3	15.1
Adjusted EBITDA Margin[1]	21.6%	20.3%

Net cash provided by operations	8.0	9.7

Free Cash Flow[1]	5.5	5.0

First Quarter 2025 Business and Operational Highlights

•
Achieved 11th consecutive quarter of positive operating cash flow and 7th consecutive quarter of positive free cash flow.
•
Maintained a leadership position in New Jersey. 2
•
Made significant progress with the expansion of cultivation and manufacturing capabilities in New Jersey.
•
Further improved market share position in Maryland and now only 1.4 market share points away from #2 position in the state.2
•
Expanded Maryland cultivation capacity by an additional 50% with first harvest expected in late June.
•
Continued preparations for potential Pennsylvania adult-use implementation, leveraging the Company’s 150 thousand square foot cultivation and manufacturing facility and Apothecarium retail network of six dispensaries.
•
Completed a series of initiatives expected to reduce General & Administrative expenses year-over-year in 2025 by at least $10 million.
•
Repurchased 637,000 shares as part of the $10 million share repurchase program initiated in August of 2024.

Subsequent Events

•
Completed the acquisition of Ratio Cannabis, a well-situated and profitable dispensary in Ohio, marking the Company’s entrance into its sixth state.
•
Signed a definitive agreement to acquire a high-performing dispensary in New Jersey, which upon closing would bring TerrAscend’s total number of dispensaries up to four in the state.

1. EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, and Free Cash Flow are non-GAAP measures defined in the section titled “Definition and Reconciliation of Non-GAAP Measures” below and reconciled to the most directly comparable GAAP measure, at the end of this release.

2. According to BDSA.

First Quarter 2025 Financial Results

Net revenue for the first quarter of 2025 was $71.0 million, a 4.5% decrease sequentially, as expected, largely due to seasonality, as compared to $74.4 million for the fourth quarter of 2024. Retail revenue decreased 6.4% sequentially, while wholesale revenue was flat. Pennsylvania and Maryland retail sales were flat to slightly up sequentially, while seasonal declines occurred in Michigan and New Jersey. In wholesale, sequential growth in Pennsylvania and Maryland was offset by a decline in New Jersey.

Gross profit margin for the first quarter of 2025 was 51.8%, compared to 50.2% in the fourth quarter of 2024 and 48.0% in the first quarter of 2024. The quarter-over-quarter 160 basis-point expansion was driven by improvements in Maryland, Pennsylvania, and Michigan while New Jersey remained relatively flat quarter-over-quarter.

General & Administrative (G&A) expenses for the first quarter were $26.4 million compared to $28.0 million in the fourth quarter of 2024. G&A expenses decreased by an additional $1.6 million in the first quarter, following a $3.6 million reduction in the fourth quarter of 2024. This continued G&A expense reduction over the past two quarters reflects the Company’s ongoing initiatives to optimize G&A expenses, which are expected to reduce G&A by $10 million year-over-year in 2025.

GAAP Net Loss for the first quarter of 2025 was $12.3 million, compared to a net loss of $30.2 million in the fourth quarter of 2024.

Adjusted EBITDA, a non-GAAP measure, was $15.3 million for the first quarter of 2025, or 21.6% of revenue, compared to $15.1 million, or 20.3% of revenue in the fourth quarter of 2024. The sequential improvement in Adjusted EBITDA margin was primarily driven by gross margin expansion and lower G&A expenses.

Balance Sheet and Cash Flow

Cash and cash equivalents were $29.4 million as of March 31, 2025, compared to $26.4 million as of December 31, 2024. Net cash provided by operating activities in the first quarter of 2025 was $8.0 million, compared to $9.7 million in the fourth quarter of 2024. This represented the Company’s eleventh consecutive quarter of positive cash flow from operations. Capex spending was $2.5 million in the first quarter of 2025, mainly related to expansions at the Company’s Maryland and New Jersey facilities. The 50% expansion of cultivation in Hagerstown, Maryland was completed in April, with the first harvest expected in late June. The expanded edibles production in Boonton, New Jersey was completed in early May. Free cash flow was $5.5 million in the first quarter of 2025, compared to $5.0 million in the fourth quarter of 2024, representing the Company’s seventh consecutive quarter of positive free cash flow. During the quarter, the Company made $0.7 million of distributions to its New Jersey minority partners and paid down $1.0 million of debt.

As of March 31, 2025, there were approximately 369 million basic shares of the Company issued and outstanding, including 293 million common shares, 13 million preferred shares as converted, and 63 million exchangeable shares. Additionally, there were 42 million warrants and options outstanding at a weighted average price of $3.57.

Conference Call Details

TerrAscend will host a conference call today, May 8, 2025, to discuss these results. Jason Wild, Executive Chairman, Ziad Ghanem, President and Chief Executive Officer, and Keith Stauffer, Chief Financial Officer, will host the call starting at 5:00 p.m. Eastern time. A question-and-answer session will follow management's presentation.

Date:	Thursday, May 8, 2025
Time:	5:00 p.m. Eastern Time
Webcast:	https://app.webinar.net/1alJj3eQxYP
Dial-in Number:	1-888-510-2154
Replay:	1-289-819-1450 or 1-888-660-6345 Available until 12:00 midnight Eastern Time on Thursday, May 22, 2025 Replay Entry Code: 76466#

About TerrAscend

TerrAscend is a leading TSX-listed cannabis company with interests across the North American cannabis sector, including vertically integrated operations in Pennsylvania, New Jersey, Maryland, Michigan and California through TerrAscend Growth Corp. and retail operations in Canada, TerrAscend operates The Apothecarium, Gage and other dispensary retail locations as well as scaled cultivation, processing, and manufacturing facilities in its core markets. TerrAscend’s cultivation and manufacturing practices yield consistent, high-quality cannabis, providing industry-leading product selection to both the medical and legal adult-use markets. The Company owns or licenses several synergistic businesses and brands including Gage Cannabis, The Apothecarium, Cookies, Lemonnade, Ilera Healthcare, Kind Tree, Legend, State Flower, Wana, and Valhalla Confections. For more information visit www.terrascend.com.

Caution Regarding Cannabis Operations in the United States

Investors should note that there are significant legal restrictions and regulations that govern the cannabis industry in the United States. Cannabis remains a Schedule I drug under the U.S. Controlled Substances Act, making it illegal under federal law in the United States to, among other things, cultivate, distribute or possess cannabis in the United States. Financial transactions involving proceeds generated by, or intended to promote, cannabis-related business activities in the United States may form the basis for prosecution under applicable US federal money laundering legislation.

While the approach to enforcement of such laws by the federal government in the United States has trended toward non-enforcement against individuals and businesses that comply with medical or adult-use cannabis programs in states where such programs are legal, strict compliance with state laws with respect to cannabis will neither absolve TerrAscend of liability under U.S. federal law, nor will it provide a defense to any federal proceeding which may be brought against TerrAscend. The enforcement of federal laws in the United States is a significant risk to the business of TerrAscend and any proceedings brought against TerrAscend thereunder may adversely affect TerrAscend’s operations and financial performance.

Forward-Looking Information

This press release contains “forward-looking information” within the meaning of applicable securities laws. Forward-looking information contained in this press release may be identified by the use of words such as, “may”, “would”, “could”, “will”, “likely”, “expect”, “anticipate”, “believe, “intend”, “plan”, “forecast”, “project”, “estimate”, “outlook” and other similar expressions, and include, but not limited to, statements with respect to the Company’s expectations with respect to its ongoing cost reduction efforts, productivity gains, and overall operational improvements; its market opportunities, expansion efforts and M&A strategy; the expected closing of signed acquisitions and the anticipated profitability of acquired dispensaries; the potential benefits of facility expansions and the expected timing for first harvest in Hagerstown, Maryland. Forward-looking information is not a guarantee of future performance and is based upon a number of estimates and assumptions of management in light of management’s experience and perception of trends, current conditions and expected developments, as well as other factors relevant in the circumstances, including assumptions in respect of current and future market conditions, the current and future regulatory environment, and the availability of licenses, approvals and permits.

Although the Company believes that the expectations and assumptions on which such forward-looking information is based are reasonable, undue reliance should not be placed on the forward-looking information because the Company can give no assurance that they will prove to be correct. Actual results and developments may differ materially from those contemplated by these statements. Forward-looking information is subject to a variety of risks and uncertainties that could cause actual events or results to differ materially from those projected in the forward-looking information. Such risks and uncertainties include, but are not limited to, current and future market conditions; risks related to federal, state, provincial, territorial, local and foreign government laws, rules and regulations, including federal and state laws in the United States relating to cannabis operations in the United States; and the risk factors set out in the Company’s most recently filed MD&A, filed with the Canadian securities regulators and available under the Company’s profile on SEDAR+ at www.sedarplus.ca and in the section titled “Risk Factors” in the Company’s Annual Report for the year ended December 31, 2024 filed with the Securities and Exchange Commission on March 6, 2025.

The statements in this press release are made as of the date of this release. The Company disclaims any intent or obligation to update any forward-looking information, whether, as a result of new information, future events, or results or otherwise, other than as required by applicable securities laws.

Definition and Reconciliation of Non-GAAP Measures

In addition to reporting the financial results in accordance with GAAP, the Company reports certain financial results that differ from what is reported under GAAP. Non-GAAP measures used by management do not have any standardized meaning prescribed by GAAP and may not be comparable to similar measures presented by other companies. The Company believes that certain investors and analysts use these measures to measure a company’s ability to meet other payment obligations or as a common measurement to value companies in the cannabis industry, and the Company calculates: (i) Free cash flow from net cash provided by operating activities less capital expenditures for property and equipment which management believes is an important measurement of the Company's ability to generate additional cash from its business operations, and (ii) EBITDA and Adjusted EBITDA as net loss, adjusted to exclude provision for income taxes, finance expenses, depreciation and amortization, share-based compensation, loss (gain) from revaluation of contingent consideration, gain on disposal of fixed assets, impairment of goodwill and intangible assets, impairment of property and equipment and right of use assets, unrealized and realized loss on investments, gain on derecognition of right of use assets, unrealized and realized foreign exchange loss, gain on fair value of derivative liabilities and purchase option derivative assets, and certain other items, which management believes is not reflective of the ongoing operations and performance of the Company. Such information is intended to provide additional information and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

For more information regarding TerrAscend:

Keith Stauffer

Chief Financial Officer

ir@terrascend.com

717-343-5386

Investor Relations Contact:

KCSA Strategic Communications

Valter Pinto, Managing Director

Valter@KCSA.com

212-896-1254

TerrAscend Corp.

Consolidated Balance Sheets

(Amounts expressed in thousands of United States dollars, except for share and per share amounts)

	At	At
	March 31, 2025	December 31, 2024
Assets
Current assets
Cash and cash equivalents	$29,248	$26,381
Restricted cash	110	606
Accounts receivable, net	18,766	20,880
Investments	985	1,727
Inventory	46,946	48,799
Prepaid expenses and other current assets	5,140	6,040
Total current assets	101,195	104,433
Non-current assets
Property and equipment, net	183,509	184,019
Deposits	168	168
Operating lease right of use assets	40,146	41,355
Intangible assets, net	168,064	169,604
Goodwill	106,929	106,929
Other non-current assets	723	722
Total non-current assets	499,539	502,797
Total assets	$600,734	$607,230

Liabilities and shareholders' equity
Current liabilities
Accounts payable and accrued liabilities	$44,208	$46,725
Deferred revenue	5,329	5,129
Loans payable, current	7,126	6,761
Contingent consideration payable, current	3,288	3,121
Operating lease liability, current	2,476	2,511
Derivative liability, current	93	92
Lease obligations under finance leases, current	1,908	1,864
Corporate income tax payable	11,543	11,531
Other current liabilities	1,318	795
Total current liabilities	77,289	78,529
Non-current liabilities
Loans payable, non-current	183,254	183,461
Operating lease liability, non-current	41,411	42,469
Derivative liability, non-current	353	451
Convertible debt	9,646	9,114
Deferred income tax liability	8,885	8,428
Contingent consideration payable, non-current	—	172
Liability on uncertain tax position	114,704	106,991
Other long term liabilities	86	799
Total non-current liabilities	358,339	351,885
Total liabilities	435,628	430,414
Commitments and contingencies
Shareholders' equity
Share capital
Series A, convertible preferred stock, no par value, unlimited shares authorized; 12,350 and 12,350 shares outstanding as of March 31, 2025 and December 31, 2024, respectively	—	—
Series B, convertible preferred stock, no par value, unlimited shares authorized; 600 and 600 shares outstanding as of March 31, 2025 and December 31, 2024, respectively	—	—
Exchangeable shares, no par value, unlimited shares authorized; 63,492,038 and 63,492,038 shares outstanding as of March 31, 2025 and December 31, 2024, respectively	—	—
Common shares, no par value, unlimited shares authorized; 292,649,481 and 293,232,131 shares outstanding as of March 31, 2025 and December 31, 2024, respectively	—	—
Treasury stock, no par value; nil and 129,500 shares outstanding as of March 31, 2025 and December 31, 2024, respectively	—	—
Additional paid in capital	953,746	952,463
Accumulated other comprehensive income	3,025	3,011
Accumulated deficit	(792,085)	(778,514)
Non-controlling interest	420	(144)
Total shareholders' equity	165,106	176,816
Total liabilities and shareholders' equity	$600,734	$607,230

TerrAscend Corp.

Consolidated Statements of Operations and Comprehensive Loss

(Amounts expressed in thousands of United States dollars, except for share and per share amounts)

	For the Three Months Ended
	March 31, 2025	March 31, 2024
Revenue, net	$70,997	$80,633

Cost of sales	34,194	41,902

Gross profit	36,803	38,731

Operating expenses:
General and administrative	26,380	28,008
Amortization and depreciation	1,764	2,215
Impairment of property and equipment and right of use assets	—	2,438
Total operating expenses	28,144	32,661

Income from operations	8,659	6,070

Other expense (income)
Finance and other expenses	8,413	8,589
Unrealized and realized loss on investments	742	—
Loss from revaluation of contingent consideration	381	1,393
(Gain) loss on fair value of derivative liabilities and purchase option derivative assets	(97)	983
Unrealized and realized foreign exchange loss	42	285
Loss from operations before provision for income taxes	(822)	(5,180)
Provision for income taxes	11,447	9,671
Net loss	$(12,269)	$(14,851)

Foreign currency translation adjustment	(14)	(398)
Comprehensive loss	$(12,255)	$(14,453)

Net (loss) income attributable to:
Common and proportionate Shareholders of the Company	$(13,571)	$(17,055)
Non-controlling interests	$1,302	$2,204

Comprehensive (loss) income attributable to:
Common and proportionate Shareholders of the Company	$(13,557)	$(16,657)
Non-controlling interests	$1,302	$2,204

Net loss per share - basic & diluted	$(0.05)	$(0.06)
Weighted average number of outstanding common shares - basic & diluted	293,122,312	290,618,567

TerrAscend Corp.

Consolidated Statements of Cash Flows

(Amounts expressed in thousands of United States dollars, except for share and per share amounts)

	For the Three Months Ended
	March 31, 2025	March 31, 2024
Operating activities
Net loss	$(12,269)	$(14,851)
Adjustments to reconcile net loss to net cash provided by operating activities
Accretion expense	1,906	5,875
Depreciation of property and equipment and amortization of intangible assets	4,710	5,000
Amortization of operating right-of-use assets	772	716
Share-based compensation	1,514	1,485
Deferred income tax expense	457	(256)
(Gain) loss on fair value of derivative liabilities and purchase option derivative assets	(97)	983
Unrealized and realized loss on investments	742	—
Loss from revaluation of contingent consideration	381	1,393
Impairment of property and equipment and right of use assets	—	2,438
Derecognition of ROU asset	(5)	—
Provision for expected credit losses	479	67
Unrealized and realized foreign exchange loss	42	285
Changes in operating assets and liabilities
Receivables	1,637	1,954
Inventory	1,853	2,476
Accounts payable and accrued liabilities	(2,264)	(3,511)
Income taxes paid and tax related liabilities	7,725	8,871
Prepaid expense and other current assets	839	1,189
Other assets and liabilities	(418)	(863)
Net cash provided by operating activities	8,004	13,251

Investing activities
Investment in property and equipment	(2,458)	(2,796)
Interest received on investment in note receivable	61	—
Investment in intangible assets	(659)	(127)
Payment for land contracts	(228)	(250)
Cash portion of consideration paid in acquisitions, net of cash of acquired	—	(250)
Net cash used in investing activities	(3,284)	(3,423)

Financing activities
Proceeds from loan payable, net of transaction costs	—	3,137
Loan principal paid	(980)	(12,215)
Capital distributions paid to non-controlling interests	(738)	(337)
Payment for contingent consideration	(386)	—
Payments made for financing obligations and finance lease	—	(184)
Repurchases of common shares	(231)	—
Net cash used in financing activities	(2,335)	(9,599)

Net increase in cash and cash equivalents and restricted cash during the year	2,385	229
Net effects of foreign exchange	(14)	198
Cash and cash equivalents and restricted cash, beginning of the year	26,987	25,347
Cash and cash equivalents and restricted cash, end of the year	$29,358	$25,774

TerrAscend Corp.

Reconciliation of GAAP to Non-GAAP Financial Measures

(Amounts expressed in thousands of United States dollars, except for share and per share amounts)

The table below reconciles net loss to EBITDA and Adjusted EBITDA:

	For the Three Months Ended
	March 31, 2025	December 31, 2024
Revenue, net	$70,997	$74,353

Net loss	(12,269)	(30,163)
Net loss margin %	-17.3%	-40.6%

Add (deduct) the impact of:
Provision for income taxes	11,447	(14,335)
Finance expenses	8,499	8,788
Amortization and depreciation	4,710	5,074
EBITDA	12,387	(30,636)
Add (deduct) the impact of:
Share-based compensation	1,514	1,986
Loss (gain) from revaluation of contingent consideration	381	(1,082)
Gain on disposal of fixed assets	—	(21)
Impairment of goodwill and intangible assets	—	39,334
Impairment of property and equipment and right of use assets	—	6,073
Unrealized and realized loss on investments	742	25
Gain on derecognition of ROU asset	(5)	—
Unrealized and realized foreign exchange loss	42	765
Gain on fair value of derivative liabilities and purchase option derivative assets	(97)	(1,941)
Other one-time items	362	606
Adjusted EBITDA	$15,326	$15,109
Adjusted EBITDA Margin	21.6%	20.3%

The table below reconciles Net cash provided by operating activities to Free Cash Flow:

	For the Three Months Ended
	March 31, 2025	December 31, 2024
Net cash provided by operating activities	$8,004	$9,747
Capital expenditures for property and equipment	(2,458)	(4,739)
Free Cash Flow	$5,546	$5,008